Exhibit 99.1

NEWS RELEASE
35
CONTACTS
Media	Investor Relations
Mike Martin - 585-218-3669 Angie Blackwell - 585-218-3842	Patty Yahn-Urlaub - 585-218-3838 Bob Czudak - 585-218-3668

Constellation Brands Sells Almaden and Inglenook to The Wine Group

●	Constellation to increase focus on faster-growing, higher-margin wine

●	Proceeds will reduce borrowings

●	Company updates fiscal 2008 outlook

FAIRPORT, N.Y., Jan. 23, 2008 - Constellation Brands, Inc. (NYSE: STZ, ASX: CBR), a leading international producer and marketer of beverage alcohol, today announced that in its ongoing effort to focus on its premium wine offerings in the U.S., it has entered into an agreement to sell the Almaden and Inglenook wine brands, and the Paul Masson winery located in Madera, Calif., to The Wine Group LLC for $134 million in cash, subject to closing adjustments. Close of the transaction is subject to routine and customary regulatory review, and is expected by the end of Constellation's fiscal year on Feb. 29, 2008.

"This transaction, when coupled with the recent acquisition of Clos du Bois, the number one super-premium U.S. wine brand, will allow our wine sales forces to focus on selling higher-growth, higher-margin premium wines," said Rob Sands, Constellation Brands president and chief executive officer. "This change also demonstrates our commitment to improve return on invested capital."

Almaden and Inglenook are table wines which retail for less than $3.00 per 750 ml bottle equivalent. The Mission Bell Winery, also in Madera, Calif., will be retained and allows the company to increase premium wine production in California's important San Joaquin Valley wine producing region. This winery will also provide wine production services to The Wine Group for a period of time on a contract basis.

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The transaction is expected to result in a pre-tax loss of approximately $27 million or an after-tax loss of $0.13 diluted earnings per share on a reported basis, and will be excluded from the company's comparable basis earnings per share. The loss on the disposal is primarily driven by the higher write-off of goodwill unrelated to these brands as required by generally accepted accounting principles in the U.S. and the low tax basis associated with goodwill.

Proceeds from the transaction will be used to reduce borrowings. The impact of this transaction is expected to be slightly dilutive to ongoing reported basis and comparable basis diluted earnings per share for fiscal 2009. The Almaden and Inglenook wine brands are expected to generate approximately $130 million of net sales for fiscal 2008, and represent approximately 10 million 9-liter cases of the company's U.S. wine volume. The proceeds from this transaction do not impact free cash flow, and therefore the company's free cash flow guidance for fiscal 2008 remains unchanged at $280 - $300 million.

Outlook

The table below sets forth management's current diluted earnings per share expectations for fiscal 2008 on a reported basis and a comparable basis.

Constellation Brands Fiscal Year 2008
Diluted Earnings Per Share Outlook

	Reported Basis	Comparable Basis
	FY08	FY08
	Estimate	Estimate

Fiscal Year Ending Feb. 29	$0.93 - $0.98	$1.33 - $1.38

The above guidance is based on information previously provided, taking into account the developments described above. In addition to the loss on the transaction, the change in the company's fiscal 2008 reported basis diluted earnings per share guidance includes, and is limited to, the following tax rate assumption:
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Tax rate: approximately 42 percent on a reported basis, which includes a provision of approximately two percentage points on the disposal in connection with the company's contribution of its U.K. wholesale business to the Matthew Clark joint venture and the repatriation of proceeds associated with the joint venture, and a provision of approximately three percentage points on the disposal of the Almaden and Inglenook brands and Paul Masson winery, or approximately 37 percent on a comparable basis.

Explanations

Reported basis ("reported") diluted earnings per share are as reported under generally accepted accounting principles. Diluted earnings per share on a comparable basis ("comparable"), excludes acquisition-related integration costs, restructuring and related charges and unusual items.

The company discusses additional non-GAAP measures in this news release, including free cash flow.

Tables reconciling non-GAAP measures, together with definitions of these measures and the reasons management uses these measures, are included in this news release.

About Constellation Brands

Constellation Brands, Inc. is a leading international producer and marketer of beverage alcohol in the wine, spirits and imported beer categories, with significant market presence in the U.S., Canada, U.K., Australia and New Zealand. Based in Fairport, N.Y., the company has more than 250 brands in its portfolio, sales in approximately 150 countries and operates approximately 60 wineries, distilleries and distribution facilities. It is the largest wine producer in the world; the largest wine company in the U.S. based upon sales dollar value, the largest wine company in the U.K., Australia and Canada; the second largest wine company in New Zealand; the largest beer importer and marketer in the U.S. through its Crown Imports joint venture with Mexico's Grupo Modelo; and the third largest spirits company in the U.S. Constellation Brands is an S&P 500 Index and Fortune 500® company. Major brands in the company's portfolio include Corona Extra, Black Velvet Canadian Whisky, the SVEDKA vodka line, Robert Mondavi wines, Ravenswood, Blackstone, Hardys, Banrock Station, Nobilo, Kim Crawford, Inniskillin, Jackson-Triggs and Arbor Mist. To learn more about Constellation Brands and its product portfolio visit the company's Web site at www.cbrands.com.

Forward-Looking Statements

The statements made under the heading Outlook, as well as all other statements set forth in this news release which are not historical facts regarding Constellation's business strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management, as well as information concerning expected actions of third parties, are forward-looking statements (collectively, the "Projections") that involve risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by the Projections.

During the current quarter, Constellation may reiterate the Projections. Prior to the start of the company's quiet period, which will begin at the close of business on Feb. 15, 2008, the public can continue to rely on the Projections as still being Constellation's current expectations on the matters covered, unless Constellation publishes a notice stating otherwise.

Commencing at the close of business on Feb. 15, 2008, Constellation will observe a "quiet period" during which the Projections should not be considered to constitute the company's expectations. During the quiet period, the Projections should be considered to be historical, speaking as of prior to the quiet period only and not subject to update by the company.

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The company's Projections are based on management's current expectations and, unless otherwise noted, do not take into account the impact of any future acquisition, merger or any other business combination, divestiture, restructuring or other strategic business realignments, or financing that may be completed after the date of this release. Any projections of future results of operations, and in particular, (i) the company's estimated diluted earnings per share on a reported basis for fiscal 2008, and (ii) the company's estimated diluted earnings per share on a comparable basis for fiscal 2008, should not be construed in any manner as a guarantee that such results will in fact occur.

In addition to the risks and uncertainties of ordinary business operations, the Projections of the company contained in this news release are subject to a number of risks and uncertainties, including the successful:

●	integration of acquired businesses, realization of expected synergies and completion of various portfolio actions;
●	continued strength of the relationships of acquired businesses with their respective employees, suppliers and customers;
●	achievement of all expected cost savings from the company's various restructuring plans;
●	realization of expected proceeds from sale of assets identified for sale under the company's various restructuring plans; and
●	achievement of sales projections and cost target levels.

The Projections contained in this news release are subject to the following additional risk factors:

●	the accuracy of the bases for forecasts relating to acquired businesses;
●
final management determinations and independent appraisals may vary materially from current management estimates of the fair value of assets acquired and liabilities assumed in the March 19, 2007 acquisition of the SVEDKA Vodka brand and related business and in the December 17, 2007 acquisition of the U.S. wine portfolio of Fortune Brands, Inc.;

●
restructuring and related charges, acquisition-related integration costs and purchase accounting adjustments associated with the company's various integration and restructuring plans may vary materially from management's current estimates of these charges, costs and adjustments due to variations in one or more of anticipated headcount reductions, contract terminations, or costs of implementation of these plans due to, with respect to any or all of these plans, lower than anticipated reductions in headcount or other expenses, or a delay or greater than anticipated costs in their implementation;

●	realization of lower than expected proceeds from sale of assets identified for sale;
●	the incurrence of a greater than expected loss on the sale of assets;
●	wholesalers and retailers may give higher priority to products of the company's competitors;
●	raw material supply, production or shipment difficulties could adversely affect the company's ability to supply its customers;
●
increased competitive activities in the form of pricing, advertising and promotions could adversely impact consumer demand for the company's products and/or result in higher than expected selling, general and administrative expenses;

●	inherent unpredictability of currency fluctuations, commodity prices and raw material costs;
●	general economic, business, geo-political and regulatory conditions or unanticipated environmental liabilities and costs;
●	a general decline in alcohol consumption;
●	changes to accounting rules and tax laws, as well as other factors which could impact the company's reported financial position or effective tax rate;
●	changes in interest rates and foreign currency exchange rates; and

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other factors and uncertainties disclosed from time to time in the company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended Feb. 28, 2007, which could cause actual future performance to differ from current expectations.

The company has interests in various joint ventures. Risks and uncertainties associated with these joint ventures include, among others, each joint venture's:

●	ability to operate the business successfully and realize any efficiencies;
●	ability to develop appropriate standards, controls, procedures and policies for the growth and management of such joint venture;
●	continued strength of relationships with, including without limitation, its employees, suppliers and customers; and
●	ability to accurately forecast costs and capital investment requirements.

With regard to the proposed sale of the Almaden and Inglenook brands and Paul Masson winery, there can be no assurance that the transaction between Constellation and The Wine Group LLC will occur, or will occur on the timetable contemplated hereby.

Any Projections in this news release should be evaluated in light of these important factors and uncertainties.

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Constellation Brands, Inc. and Subsidiaries
GUIDANCE - DILUTED EARNINGS PER SHARE AND FREE CASH FLOW
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in millions, except per share data)

The company reports its financial results in accordance with generally accepted accounting principles in the U.S. ("GAAP"). However, non-GAAP financial measures, as defined in the reconciliations below, are provided because management uses this information in evaluating the results of the continuing operations of the company and/or internal goal setting. In addition, the company believes this information provides investors better insight on underlying business trends and results in order to evaluate year over year financial performance. See the tables below for supplemental financial data and corresponding reconciliations of these non-GAAP financial measures to GAAP financial measures for the year ending February 29, 2008. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported results prepared in accordance with GAAP. Please refer to the company's Web site at http://www.cbrands.com/CBI/investors.htm for more detailed description and further discussion of the historical non-GAAP financial measures.

Fiscal Year 2008
Diluted Earnings Per Share Guidance

	Range for the Year
	Ending February 29, 2008

Forecasted diluted earnings per share - reported basis (GAAP)	$0.93	$0.98
Inventory step-up	0.03	0.03
Strategic business realignment (1)	0.37	0.37
Forecasted diluted earnings per share - comparable basis (Non-GAAP) (2)	$1.33	$1.38

(1)
Includes $0.15, $0.13, $0.06, $0.02, $0.02, $0.01 and ($0.02) diluted earnings per share for the year ending February 29, 2008, associated with the Fiscal 2008 Plan, the loss on disposal of the Almaden and Inglenook wine brands and the Paul Masson Winery, the loss on disposal in connection with the company's contribution of its U.K. wholesale business to the Matthew Clark joint venture and the company's provision for income taxes in connection with the repatriation of proceeds associated with this transaction, the Fiscal 2007 Wine Plan, the Vincor Plan, the Fiscal 2006 Plan, and the realized gain on a prior asset sale, respectively. (2)

(2)	May not sum due to rounding as each item is computed independently.

Free cash flow, as defined in the reconciliation below, is considered a liquidity measure and is considered to provide useful information to investors about the amount of cash generated, which can then be used, after required debt service and dividend payments, for other general corporate purposes. A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. Free cash flow should be considered in addition to, not as a substitute for, or superior to, cash flow from operating activities prepared in accordance with GAAP.

Fiscal Year 2008
Free Cash Flow Guidance

	Range for the Year
	Ending February 29, 2008

Net cash provided by operating activities (GAAP)	$430.0	$450.0
Purchases of property, plant and equipment	(150.0)	(150.0)
Free cash flow (Non-GAAP)	$280.0	$300.0